EXHIBIT 2

FIRST MANHATTAN CONTINUES TO SEEK SETTLEMENT DESPITE BAD FAITH NEGOTIATING TACTICS FROM VIVUS’ EXISTING BOARD

Three Current Vivus Directors Will Be Invited To Join Board If FMC Nominees Are Elected

NEW YORK, July 16, 2013 – First Manhattan Co. (“FMC”), an owner-managed and operated investment advisory firm and the owner of approximately 9.9 percent of the outstanding shares of VIVUS, Inc. (“Vivus”) (NASDAQ: VVUS), today announced that it continues to seek a settlement with the Vivus board of directors despite the bad faith negotiating tactics and the disregard for the principles of corporate democracy demonstrated to date by the board. If all nine FMC nominees are elected, FMC will invite three current Vivus directors to join the newly reconstituted board.

First Manhattan held numerous meetings and phone conversations over the past several days with representatives of the Vivus board, seeking an equitable settlement to resolve the proxy contest for the benefit of all shareholders. On Sunday evening, July 14th, FMC concluded a conversation with a Vivus board member with the understanding that FMC would receive a response to the latest settlement proposal. Instead, the Vivus board of directors terminated settlement discussions by responding with a press release stating its decision to adjourn the meeting, effectively denying shareholders their right to vote on the future of the company.

While we view these efforts to disenfranchise Vivus shareholders as egregious, we remain committed to doing what is best for the company and its shareholders, and we intend to invite three current Vivus directors to join the newly reconstituted board in the event that all nine FMC nominees are elected. We are committed to realizing value at Vivus for the benefit of all shareholders.

You can find additional details regarding our nominees’ strategic plan for value creation at http://www.ourmaterials.com/VVUS/. However, the execution of any strategic plan, including the hiring of any management personnel, will be subject to the fiduciary duties of the directors, if elected.

If you have any questions, require assistance with voting your WHITE proxy card, or need additional copies of the proxy materials, please contact our proxy solicitor, MacKenzie Partners, Inc. at (212) 929-5500 or Toll-Free (800) 322-2885.

About First Manhattan Co.

First Manhattan Co. (“FMC”) was founded in 1964 and remains an owner-operated investment advisory firm. FMC is registered with the U.S. Securities and Exchange Commission as an investment adviser and as a broker-dealer, and is a member of the Financial Industry Regulatory Authority (FINRA).

FMC provides professional investment management services primarily to high net worth individuals as well as to partnerships, trusts, retirement accounts, pension plans and institutional clients. The firm currently manages in excess of $14 billion.

Additional Information and Where to Find It

FIRST MANHATTAN CO., FIRST HEALTH, L.P., FIRST HEALTH LIMITED, FIRST HEALTH ASSOCIATES, L.P., FIRST BIOMED MANAGEMENT ASSOCIATES, LLC, FIRST BIOMED, L.P. AND FIRST BIOMED PORTFOLIO, L.P. (COLLECTIVELY, “FIRST MANHATTAN”) FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) ON JUNE 3, 2013, A DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD TO BE USED TO SOLICIT PROXIES FROM THE STOCKHOLDERS OF VIVUS, INC. (THE "COMPANY") IN CONNECTION WITH THE COMPANY'S 2013 ANNUAL MEETING OF STOCKHOLDERS. ALL STOCKHOLDERS OF THE COMPANY ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY FIRST MANHATTAN, SARISSA CAPITAL MANAGEMENT LP, SARISSA CAPITAL OFFSHORE MASTER FUND LP, SARISSA CAPITAL DOMESTIC FUND LP, MICHAEL JAMES ASTRUE, ROLF BASS, JON C. BIRO, SAMUEL F. COLIN, ALEXANDER J. DENNER, JOHANNES J.P. KASTELEIN, MELVIN L. KEATING, DAVID YORK NORTON AND HERMAN ROSENMAN (COLLECTIVELY, THE "PARTICIPANTS") FROM THE STOCKHOLDERS OF THE COMPANY BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION ABOUT THE PARTICIPANTS AND A DESCRIPTION OF THEIR DIRECT OR INDIRECT INTERESTS BY SECURITY HOLDINGS. THE DEFINITIVE PROXY STATEMENT AND FORM OF PROXY HAVE BEEN FURNISHED TO SOME OR ALL OF THE STOCKHOLDERS OF THE COMPANY AND ARE, ALONG WITH OTHER RELEVANT DOCUMENTS, AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, COPIES OF THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD MAY BE OBTAINED WITHOUT CHARGE UPON REQUEST BY CONTACTING MACKENZIE PARTNERS, INC. AT (800) 322-2885 (TOLL-FREE) OR (212) 929-5500 (COLLECT).

Contacts

The Abernathy MacGregor Group

Chuck Burgess, 212-371-5999, clb@abmac.com

Mike Pascale, 212-371-5999, mmp@abmac.com

or

Mackenzie Partners

Larry Dennedy, 212-929-5239

Charlie Koons, 212-929-5708